Exhibit 99

USANA Health Sciences Announces First Quarter 2011 Financial Results

  Net sales increase by 20.6% to $143.6 million
  Earnings per share increase by 12.9% to $0.70

SALT LAKE CITY--(BUSINESS WIRE)--April 26, 2011--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal first quarter ended April 2, 2011.

Financial Performance

Net sales in the first quarter of 2011 increased by 20.6% to $143.6 million, compared with $119.1 million in the first quarter of the prior year. This growth was due to higher product sales and an increased number of active Associates driven by the Company’s BabyCare subsidiary in China. BabyCare in the first quarter added $5.7 million in sales and 11,000 Associates. Additionally, favorable changes in currency exchange rates added $4.2 million in sales.

Net earnings in the first quarter increased by 17.7% to $11.4 million, or $0.70 per share, compared with $0.62 per share in the first quarter of the prior year. This increase resulted from improved gross profit margins and lower relative Associate incentive expenses. Earnings per share gains, however, were partially offset by higher selling, general and administrative expenses and an increased number of diluted shares outstanding.

Regional Results

Net sales in the Asia Pacific region for the first quarter of 2011 increased by 42.6% to $83.5 million, compared with the first quarter of the prior year. This improvement was primarily due to strong growth in Hong Kong, the Philippines, South Korea and the addition of BabyCare. In the first quarter, the number of active Associates in this region increased by 18.2%, which was primarily the result of growth in Hong Kong and the Philippines, as well as the inclusion of 11,000 BabyCare Associates.

Chief Executive Officer, Dave Wentz said, “We held our annual Asia Pacific Convention in Hong Kong during the first quarter, where a record 7,800 USANA Associates attended to receive training and to learn about new regional products and incentive programs. Sales at this event, which was held during the second quarter last year, added $3 million dollars to the region. Most importantly, this event provided us with an opportunity to update our Associates on the integration of BabyCare. Another exciting announcement at this event was the introduction of our first phase of USANA-branded products through BabyCare. We plan to introduce additional products into that market as we receive the required regulatory approvals. Integrating and growing our China market will continue to be our most significant business objective for 2011.”

During the first quarter of 2011, net sales in the North America region decreased by 0.8% to $60.0 million, compared with the first quarter of the prior year. The number of Active Associates in the North America region declined by 11.7%, compared with the first quarter of the prior year.

“Economic conditions in North America continue to present a challenging business environment for USANA, as well as for many other businesses in the direct selling industry,” Wentz continued. “Although sales in this region have been flat during this economic recession, we continue to believe that North America is crucial to the long-term success of USANA. In an effort to improve our North America results, we have increased our brand awareness efforts, which we believe will make it easier for Associates to introduce our products and business opportunity.”

Outlook

Today we are reiterating financial guidance for 2011. We continue to project consolidated net sales to be between $530 million and $550 million and earnings per share to be between $2.85 and $2.95.

“Our first quarter financial results were consistent with our expectations,” said Jeff Yates, Chief Financial Officer. “Beginning in the second quarter, we will implement certain strategic changes in Hong Kong, which are intended to promote growth in BabyCare’s business in China. As we focus our efforts to grow China, we anticipate that sales in Hong Kong will decline. Our estimates suggest that we will begin to see meaningful growth in China by the end of 2011 as we introduce additional USANA products into that market and as our Associate leaders become more familiar with BabyCare. We continue to believe that China remains USANA’s most significant and imminent growth opportunity.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, April 27, 2011 at 11:00 a.m. Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high-quality nutritional, personal care, and weight-management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, and the United Kingdom. Additionally, USANA’s wholly owned subsidiary, BabyCare, Ltd., operates a direct selling business in China. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	3-Apr-10	2-Apr-11

Net sales	$119,087	$143,566
Cost of sales	23,020	25,662
Gross profit	96,067	117,904

Operating expenses
Associate incentives	54,118	64,807
Selling, general and administrative	27,458	35,870

Earnings from operations	14,491	17,227

Other income	339	101
Earnings before income taxes	14,830	17,328

Income taxes	5,189	5,978

NET EARNINGS	$9,641	$11,350

Earnings per share - diluted	$0.62	$0.70
Weighted average shares outstanding - diluted	15,513	16,217

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)

	As of	As of
	1-Jan-11	2-Apr-11
		(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$24,222	$32,718
Inventories	34,078	33,790
Other current assets	21,972	17,201
Total current assets	80,272	83,709

Property and equipment, net	57,568	56,800
Goodwill	16,930	16,930
Other assets	49,032	49,420
Total assets	$203,802	$206,859

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$6,445	$7,930
Other current liabilities	51,179	46,376
Total current liabilities	57,624	54,306

Other long-term liabilities	1,012	972
Stockholders' equity	145,166	151,581
Total liabilities and stockholders' equity	$203,802	$206,859

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	3-Apr-10		2-Apr-11
Region
North America

United States	$37,606	31.6%	$37,036	25.8%

Canada	17,560	14.7%	17,327	12.1%

Mexico	5,354	4.5%	5,658	3.9%

North America Total	60,520	50.8%	60,021	41.8%

Asia Pacific

Southeast Asia/Pacific	24,533	20.6%	24,694	17.2%

Greater China	28,263	23.7%	52,111	36.3%

North Asia	5,771	4.9%	6,740	4.7%

Asia Pacific Total	58,567	49.2%	83,545	58.2%

Consolidated	$119,087	100.0%	$143,566	100.0%

Active Associates by Region (1)
(Unaudited)

	As of
	3-Apr-10		2-Apr-11
Region
North America

United States	56,000	27.5%	49,000	23.0%

Canada	25,000	12.2%	24,000	11.3%

Mexico	13,000	6.4%	10,000	4.7%

North America Total	94,000	46.1%	83,000	39.0%

Asia Pacific

Southeast Asia/Pacific	44,000	21.6%	40,000	18.8%

Greater China	57,000	27.9%	82,000	38.5%

North Asia	9,000	4.4%	8,000	3.7%

Asia Pacific Total	110,000	53.9%	130,000	61.0%

Total	204,000	100.0%	213,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased product at any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	3-Apr-10		2-Apr-11
Region
North America

United States	39,000	60.0%	38,000	54.3%

Canada	15,000	23.1%	14,000	20.0%

Mexico	3,000	4.7%	3,000	4.3%

North America Total	57,000	87.8%	55,000	78.6%

Asia Pacific

Southeast Asia/Pacific	6,000	9.2%	6,000	8.6%

Greater China	1,000	1.5%	8,000	11.4%

North Asia	1,000	1.5%	1,000	1.4%

Asia Pacific Total	8,000	12.2%	15,000	21.4%

Total	65,000	100.0%	70,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased product at any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
Media contact:
Dan Macuga, 801-954-7280
Public Relations